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Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

        We consent to the use in this Registration Statement on Form S-3 of Dynegy Inc. of our report dated September 26, 2014, relating to the combined financial statements of EquiPower Resources Corp. and Subsidiaries and Brayton Point Holdings, LLC and Subsidiary (the "Company") as of and for the years ended December 31, 2013, 2012 and 2011 (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the sale of the Company), appearing in the Current Report on Form 8-K dated October 6, 2014 of Dynegy Inc. and incorporated by reference in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such prospectus.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
October 6, 2014

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  Exhibit 23.3